Exhibit 99.1

BRUKER BIOSCIENCES ANNOUNCES

CLOSING OF COMMON STOCK OFFERING

Billerica, Massachusetts  –  February 12, 2007  –  Bruker BioSciences Corporation (Nasdaq: BRKR) today closed its public offering of 11,960,000 shares of its common stock, of which 2,530,000 shares were sold by the Company and 9,430,000 shares were sold by four selling stockholders at $7.10 per share.  The total shares sold include 1,560,000 shares of common stock (330,000 shares from the Company and 1,230,000 shares from the selling stockholders) sold pursuant to the underwriters’ exercise in full of their over-allotment option.

The Company anticipates using the net proceeds from this offering for general corporate purposes, potential acquisitions and for the repayment of debt.  The Company did not receive any of the net proceeds from the sale of the common stock by the selling stockholders.

Bear, Stearns & Co. Inc. and UBS Investment Bank are acting as joint bookrunning managers for this offering.  A copy of the final prospectus relating to this offering may be obtained from Bear, Stearns & Co. Inc., Prospectus Department, 383 Madison Avenue, New York, New York 10179 and from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT BRUKER BIOSCIENCES (NASDAQ: BRKR)

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc., Bruker AXS Inc. and Bruker Optics Inc.  For more information, please visit www.bruker-biosciences.com

•                  Bruker AXS is a leading developer and provider of advanced X-ray tools used primarily in life science and materials research, as well as of X-ray and OES elemental analysis instrumentation used primarily in industrial applications.

•                  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry and also develops and provides a broad range of field analytical systems for chemical, biological, radiological and nuclear detection.

•                  Bruker Optics is a leading developer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technology.

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to our reorganization strategies, risks related to the integration of businesses we have acquired or may acquire in the future,  technological approaches, product development, market acceptance, cost and pricing of our products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2005, our most recent quarterly reports on Form 10-Q and, our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

For Further Information:	Michael Willett
Investor and Public Relations Officer
Tel: +1 (978) 663-3660, ext. 1411
	Email:	Michael.Willett@bruker.com